Exhibit 10.4

ELECTRICITY SALES AGREEMENT SMALL COMMERCIAL

This Electricity Sales Agreement, which is comprised of this document and any attached riders or other addenda (collectively, this “Agreement”), is entered into on the Effective Date (defined below) by and between ABC SUPPLIER 1 (“ABC SUPPLIER”) and you.

AGREEMENT: ABC SUPPLIER agrees to sell to you, and you agree to buy all of your electricity supply requirements from ABC SUPPLIER, for the following location(s):

ACCOUNT NUMBER	UTILITY	START DATE	FIXED RATE ($/kWh)	FIXED RATE TERM
123456 Church St,Evanston,IL-60201	ComEd	8/4/2015	0.07595	33 Months

RATE: The Fixed Rate of $0.07595/kWh includes your electricity supply charges. This Fixed Rate does not include your Utility’s non-bypassable charges that you will incur.

TERM: ABC SUPPLIER will begin providing electricity supply service to you on the first meter read on or after the Start Date (listed for each location). If for any reason the account number at a location is not able to be enrolled by the Start Date, it shall be enrolled on the next possible meter read date. For the first 33 months after the Start Date the Fixed Rate will be $0.07595/kWh. You may rescind this Agreement by contacting ABC SUPPLIER before your enrollment request is submitted to the utility. You will receive written notice from the utility confirming a switching of your electricity supply to ABC SUPPLIER. You may also rescind this Agreement and the pending enrollment within ten calendar days after the electric utility processes the enrollment request by contacting ABC SUPPLIER at ____________________.

RENEWAL: Between 30 and 60 days prior to the expiration date of this Agreement ABC SUPPLIER may provide a notice to you of this Agreement's renewal ("Renewal Notice"). The Renewal Notice will set forth the proposed rate for the renewal term, the proposed length of the renewal term, and any other proposed changes to the terms and conditions of this Agreement. If customer timely accepts, signs, and returns the Renewal Notice, then the term of this Agreement shall be renewed on the terms in the Renewal Notice. If Customer does not timely accept, sign, and return the Renewal Notice, then unless Customer notifies ABC SUPPLIER that customer is terminating this Agreement, ABC SUPPLIER shall provide Customer service on a month-to-month variable price with no termination fee once that month-to-month service begins.

CONTACT INFORMATION	CUSTOMER CONTACT AND BILLING INFORMATION
ABC SUPPLIER 1234 W MAIN St Chicago, IL 60607 Attention: CFO Telephone: (800) 123-1234 E-mail: info@ ABC SUPPLIER Fax: (123) 123-1234	Customer:	Abc Customer
Signature:	_________________________________
Date	6/22/2015
Address Line 1:	123456 Church St
Address Line 2:
City, State Zip:	Evanston, IL- 60201
Contact Phone:	847-123-3214
Contact Email:

1 Formal name: ABC SUPPLIER llc, an Illinois limited liability company d/b/a “ABC SUPPLIER”

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METHOD OF CONTACT: By providing ABC SUPPLIER with a valid email address you agree to accept all future communication, including Renewal Notices, electronically.

BILLING: You will continue to receive one bill from your Utility for each billing cycle for the electricity supply service provided by ABC SUPPLIER and the transmission, distribution and other services provided by your Utility, each with taxes thereon. You will make payment for all of these services directly to your Utility in accordance with the payment terms stated in your Utility’s tariffs.

AUTHORIZATION TO CHANGE PROVIDERS: You certify that you have the authority to change electricity supply providers for the account(s). By accepting this Agreement, you are authorizing ABC SUPPLIER to become your new Retail Electric Supplier. You authorize ABC SUPPLIER to act as your agent and to work with your Utility to make the switch effective.

CUSTOMER INFORMATION RELEASE AUTHORIZATION: By entering into this Agreement, you agree that your Utility may release to us certain information that we need to provide service to you, including your address, telephone number, account numbers, historical usage information and peak electricity demand. We will not give or sell your personal information to any unaffiliated party without your consent unless we are required to do so by law.

EARLY TERMINATION FEE: You will not be assessed an early termination fee for terminating this Agreement.

TITLE AND TAXES: Title to the electricity sold under this Agreement will pass from ABC SUPPLIER to you when it is delivered to your Utility. You are responsible for the payment of all transfer, sales or other taxes related to ABC SUPPLIER’S service under this Agreement.

LIMITATION OF LIABILITY: ABC SUPPLIER’S liability in connection with this Agreement shall not exceed the amount of your largest monthly invoice for electricity supply service from ABC SUPPLIER during the twelve (12) months immediately preceding termination of this Agreement. EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING LOST PROFITS OR REVENUES), INCIDENTAL OR PUNITIVE DAMAGES FOR CLAIMS ARISING HEREUNDER.

BINDING EFFECT, ASSIGNMENT: This Agreement constitutes a valid and binding obligation of Customer, enforceable against it in accordance with its terms, except as may be limited by general equitable principles and by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally. This agreement is assignable by ABC SUPPLIER without your consent subject only to any required regulatory approvals. ABC SUPPLIER will use commercially reasonable efforts to give you and your Utility thirty (30) days written notice prior to any assignment.

DEFAULT: Customer is in default of this contract if one of the these events is not cured within 5 days of notice (i) failure to make, when due, any payment; or (ii) Making false or misleading statements; or (iii) failure to perform any covenant; or (iv) declaring Insolvency.

DISPUTE RESOLUTION: For questions regarding your electricity supply charges please contact ABC SUPPLIER at 855-243-7270. For all other questions you should contact your electric utility at 800-334-7661 (ComEd) or 800-755-5000 (Ameren). If your questions, concerns or complaints are not resolved you may also contact the ICC at 1-800-524-0795.

FORCE MAJEURE: ABC SUPPLIER will use commercially reasonable efforts to provide the service under this Agreement, but we do not guarantee a continuous supply of electricity. Certain Force Majeure events outside of our control may cause interruptions in service. If a Force Majeure event prevents us from performing our obligations in whole or in part, our performance shall be excused for the duration of such event, and we will not be liable for damages associated with any delay or failure to perform as a result thereof. “Force Majeure” shall include, without limitation, sabotage, riots or civil disturbances, acts of God, acts of the public enemy, acts of vandalism, terrorist acts, natural disasters, explosions, fires, or similarly cataclysmic occurrence, shortage or unavailability of transmission facilities, nonperformance by your Utility, or any change in law or any other action by a governmental authority that materially impairs our ability to perform our obligations under this Agreement. We will give you reasonably prompt notice of any Force Majeure occurrence.

CANCELLATION OF EXISTING SERVICE: You are responsible for cancelling any agreements with other electric suppliers from whom you are purchasing electricity supply service as of the date of this Agreement.

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OTHER PROVISIONS: This Agreement is the entire agreement between the parties with regard to the subject matter of the Agreement and supersedes all prior agreements, either written or oral. Nothing in this agreement shall create or be construed as creating any express or implied rights in any person or entity other than you and ABC SUPPLIER. This Agreement is subject to all valid and applicable legislation and to all present and future orders, rules and regulations of authorities having jurisdiction over the subject matter hereof. This Agreement shall be governed by Illinois law.

ELECTRICITY SALES AGREEMENT (GENERAL TERMS AND CONDITIONS)

1. Sales, Term. ABC SUPPLIER will sell to Customer, and Customer will buy from ABC SUPPLIER, electricity to satisfy its Energy Requirements subject to this Agreement. Customer will provide Customer Information to ABC SUPPLIER and will assist ABC SUPPLIER in implementing this Agreement. Customer will notify ABC SUPPLIER of any circumstance likely to cause a change to the Energy Requirements at any Location.

In all events, (i) this Agreement will continue in effect until final invoices are paid, and (ii) all obligations of confidentiality, indemnity, and payment of Taxes will survive termination, but as to confidentiality, for 1 year.

2. Billing, Payment, Credit, Taxes. Customer will be billed and will pay pursuant to the Cover Page. All electricity delivered to a Location is measured pursuant to the EDC’s tariff by the EDC at each Location. Customer agrees that timely and accurate invoicing is dependent on the EDC and RTO furnishing ABC SUPPLIER information, in the absence of which ABC SUPPLIER may invoice Customer on estimated data, subject to later adjustment. If Customer disputes an invoice, Customer will pay ABC SUPPLIER the undisputed amount. Upon resolution, Customer will pay the amount owed with interest at the Interest Rate from the date the amount was originally due to, but excluding, the date the amount is paid. ABC SUPPLIER’S obligation to sell electricity to Customer is conditioned upon ABC SUPPLIER’S ongoing review and approval of Customer’s creditworthiness. Customer will, on ABC SUPPLIER’S request from time to time, (i) provide financial information and (ii) if Customer’s creditworthiness declines, provide performance assurance, all reasonably satisfactory to ABC SUPPLIER. Customer is responsible for and indemnifies ABC SUPPLIER for all Taxes arising from or measured by electricity sold or services provided or ABC SUPPLIER receipts from the electricity sold or services provided, whether the Law imposes the Taxes on ABC SUPPLIER or Customer. ABC SUPPLIER may collect Taxes from Customer by including them on the ABC SUPPLIER invoice. ABC SUPPLIER will recognize a lawful sales tax exemption on a prospective basis only after Customer provides proper documentation to ABC SUPPLIER. If Customer is due a Tax refund because of ABC SUPPLIER failure to timely recognize valid exemption documentation, ABC SUPPLIER may credit the overpaid Tax to Customer’s account. Customer is responsible for petitioning the taxing authority for all other Tax refunds.

3. Consumption Change. Customer will promptly notify ABC SUPPLIER in writing (a “Notice”) of any event or circumstance that is likely to cause a significant change to the load at any Location(s) (“Load Change”), including Customer’s plans for new construction, facility replacement or equipment modification, planned closures, applications for new construction permits, or new environmental limits. Upon receipt of a Notice or upon the occurrence of a Load Change, ABC SUPPLIER may notify Customer (an “Adjustment Notice”) of adjusted Benchmark Quantities and Contract Price reflecting the incremental effect of the change (the “Adjustment”). Customer may accept the Adjustment by executing the Adjustment Notice and returning it to ABC SUPPLIER within 5 business days of its date, in which case the Benchmark Quantities and Contract Price will be adjusted accordingly effective as of the next succeeding meter read date after ABC SUPPLIER receipt of the executed Adjustment Notice. If Customer does not timely execute and return the Adjustment Notice, the Benchmark Quantities and Contract Price will not be adjusted, and ABC SUPPLIER will have the right to cancel this Agreement upon 30 days prior notice to Customer. If ABC SUPPLIER cancels this Agreement, then Customer will pay ABC SUPPLIER Termination Damages and remain liable to pay ABC SUPPLIER timely for all charges for electricity sold until each Location is Switched. Any election by ABC SUPPLIER not to exercise its rights under this Section 3 will not preclude ABC SUPPLIER exercise of those rights at a later date.

4. Default. “Non-Defaulting Party” may establish a date (the “Early Termination Date”) on which this Agreement will be terminated upon the occurrence of any of the following defaults by “Defaulting Party,” if the default is not cured within 5 business days after notice (except for an Insolvency Event or the failure to provide performance assurance which are immediate defaults):

(i) Failure to make, when due, any payment; or

(ii) Any representation or warranty proves to have been false or misleading in any material respect; or

(iii) Failure to perform any covenant; or

(iv) An Insolvency Event occurs.

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No waiver by a Party of a default will be construed as a waiver of any other default. If Non-Defaulting Party terminates this Agreement, (i) Customer, or if allowed by Law, ABC SUPPLIER, as Non- Defaulting Party, may Switch Customer’s service to a BESP , and (ii) Defaulting Party will pay the Termination Damages to Non-Defaulting Party. The Parties agree that if Customer causes a default switching away one or more Locations to another BESP prior to the expiration of the Initial Term, the Early Termination Date will be the earliest date a Location is Switched. Regardless of which Party is Defaulting Party, if this Agreement is terminated, Customer will remain liable to pay ABC SUPPLIER timely for all charges for electricity sold until each Location is Switched. Defaulting Party will pay the Termination Damages within 15 business days of receipt of notice and it will accrue interest at the Interest Rate from the Early Termination Date to, but excluding, the date paid. On the date due, each Party will pay to the other Party all additional amounts payable by it after all amounts have been netted and aggregated with the Termination Damages. In case of dispute, the prevailing party shall be entitled to attorney’s fees and collection costs incurred in connection with enforcement efforts.

5. Limitation of Liabilities. Liabilities not excused by reason of Force Majeure or otherwise will be limited to direct actual damages. ABC SUPPLIER will not be liable to Customer or any third party for consequential, incidental, punitive, exemplary or indirect damages. ABC SUPPLIER is not liable for interruptions to, or shortages of, electricity supply, nor is it liable for any resulting associated loss or damage. These limitations apply without regard to the cause of any liability or damage.

6. Representations. Customer represents that (i) it is a commercial user of electricity and has entered into this Agreement solely for related non-speculative purposes, (ii) it will not resell any of the electricity it buys from ABC SUPPLIER, (iii) it has experience in business matters that enable it to enter into and perform this Agreement, (iv) no Location will have generation that is synchronously connected to the EDC (the Parties acknowledge that synchronously connected generation does not include emergency back-up power generation), and (v) this Agreement constitutes a valid and binding obligation of Customer, enforceable against it in accordance with its terms, except as may be limited by general equitable principles and by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally. The Parties make no representations or warranties except those expressly stated in these terms, and disclaim all other warranties, express or implied, including merchantability, conformity to models or samples, and fitness for a particular purpose.

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7. Force Majeure. If a Party is unable because of Force Majeure to perform its obligations and it notifies the other Party as soon as practicable, then its obligations (other than payment for energy received, and performance of obligations incurred, before the Force Majeure event) will be suspended for the duration of the Force Majeure event. Customer agrees that under no circumstances will ABC SUPPLIER be required, because of a Force Majeure event, to supply electricity except to the Locations.

8. Law, Waivers, Confidentiality, Documentation. This Agreement will be governed by Illinois law, without regard to its conflict of law principles. The Uniform Commercial Code of Illinois applies to this Agreement and electricity is deemed a "good". If either Party or its activities related to this Agreement are affected by any Law enacted after the Effective Date (“Change in Law”) that makes performance of this Agreement unenforceable or illegal, then either Party may terminate this Agreement on notice to the other Party, without any obligation or other liability (other than payment for energy received, and performance of obligations incurred, before the Change in Law). If a Change in Law occurs relating to the wholesale or retail electricity market in the RTO resulting in new or modified fees, costs of performance, or other charges being incurred by ABC SUPPLIER and/or other RTO market participants, then to the extent incurred by ABC SUPPLIER, all of the incremental amounts may be reasonably allocated and billed to Customer as an authorized charge or adjustment to the Contract Price. Neither Party will disclose these terms to a third party (other than a Party’s and its affiliates’ employees, lenders, counsel, permitted assignees, consultants, accountants, or prospective purchasers who have agreed to confidentiality), except in order to comply with Law. If a provision becomes unlawful or unenforceable, the other provisions will remain in effect. Except as provided in the Cover Page, only a written amendment signed by the Parties is enforceable.

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9. Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, which consent may not be unreasonably withheld, except that ABC SUPPLIER may, without Customer’s consent, (i) as part of any financing or other financial arrangements, assign, sell or pledge this Agreement or its accounts, revenues, or proceeds, or (ii) assign this Agreement to an affiliate of ABC SUPPLIER, to any person or entity succeeding to all or a substantial portion of the assets of ABC SUPPLIER, or to a certified RES, in which case ABC SUPPLIER will have no further obligations for future performance other than payment of amounts owing. There are no third-party beneficiaries to this Agreement.

10. Customer Acknowledgement. Customer acknowledges that Electricity prices may be subject to substantial volatility based on economic conditions fuel prices and other factors, and that past results regarding electricity products are not necessarily an indication of future results.

11. Agency. Customer hereby grants ABC SUPPLIER the authority to contract and deal with third parties (e.g., BESPs and RTOs) to accomplish the terms and provisions in this Agreement. Such grant is limited to the scope of the immediately preceding sentence.

12. Notices. All notices, requests, and invoices must be furnished in writing and delivered by regular mail (including registered or certified mail, return receipt requested), electronic mail (confirmed receipt), overnight carrier, facsimile, or hand delivery.

13. Definitions. The term “including” means including, without limitation. All internal references are to this Agreement unless stated otherwise.

“Actual Consumption” means the electricity measured or reported by the EDC or estimated by ABC SUPPLIER for each Location.

“Adjusted Consumption” means the product of Actual Consumption multiplied by the Loss Factor multiplied by (1 minus the Marginal Loss De-ration Factor).

“Ancillary Services Cost” means, for each Location, all charges assessed by an RTO for services necessary to maintain reliable operation of the transmission system to support transmission of electricity from the source of generation to the points of demand.

“Basic Electric Service Provider” or “BESP” means a RES or EDC that provides electric service to Customers within a EDC’s service territory.

“Benchmark Quantity” means Customer’s expected monthly kWh electricity consumption for the Term based on Customer Information and the 12 months of electricity consumption by Customer before the Effective Date, or for new facilities, Customer Information and electricity consumption of comparable facilities, each as may be adjusted pursuant to this Agreement. The Parties agree that the Benchmark Quantity is a reasonable estimate of electricity consumption.

“Capacity Auction Price” or “CAP” means, in any calendar month, the capacity price in effect for the then-current Planning Year, established by the RTO as a result of its periodic capacity auctions. Price changes may become effective as of the first meter read date after the start of each Planning Year. The CAP for each Location is the CAP for the Locational Deliverability Area (as defined in the RTO tariff) in which the Location is situated. If the CAP becomes unavailable or is not in effect during a calendar month in which it is required, ABC SUPPLIER and Customer agree to promptly negotiate a mutual satisfactory alternate capacity price (“Alternate Capacity Price”). During any period in which an Alternative Capacity Price is necessary, until the Alternative Capacity Price is established, the last valid and effective CAP shall continue to be the CAP.

“Customer Information” means information that accurately substantiates Customer’s Energy Requirements forming a basis for the Contract Price and Benchmark Quantity.

“Daily DA Op Reserve Rate” means the rate established by the RTO for the Day Ahead Op Reserve Charge in $/kWh, published each Operating Day. If the calculation of Daily DA Op Reserve Rate is discontinued or is re-constituted by the RTO in such a manner as to render it unusable for the purposes intended by the Parties, Customer and ABC SUPPLIER agree to substitute an alternative mechanism that most closely reflects the Daily DA Op Reserve Rate as it was constituted at the time of execution of this Agreement.

“EDC” (Electric Delivery Company) means the entities that have custody of the electricity sold and purchased and own or control electric transmission or distribution equipment for transmitting or distributing electricity to a Location.

“EDC Zone” means an area within the RTO Control Area, as set forth in the RTO Open Access Transmission Tariff and the Reliability Assurance Agreement, as may be amended hereafter.

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“Energy Cost” is the charge for costs included in the Zonal Day Ahead Locational Marginal Price.

“Energy Requirements” means electricity equal to 100% of the actual electricity requirements of Location(s) for the Delivery Term, not to exceed the EDC’s facilities’ capabilities or contravene Law.

“FERC Order 745 Cost” means any charges imposed by the RTO on load served by ABC SUPPLIER in accordance with complying with the provisions of the Federal Energy Regulatory Commission ("FERC") in Order No. 745 (18 CFR Part 35 (March 15, 2011). Any modifications or conditions to the treatment of FERC Order 745 Costs under the RTO tariff or otherwise shall be deemed a Change in Law pursuant to the Laws, Waivers, Confidentiality, Documentation paragraph of the General Terms and Conditions of this Electricity Sales Agreement.

“Force Majeure” means an event not within the reasonable control of the Party claiming suspension, not caused by the negligence of that Party, and which, by the exercise of due diligence, that Party is unable to overcome or obtain a commercially reasonable substitute therefore. Force Majeure includes a Force Majeure occurring with respect to the EDC, a suspension, curtailment, or service interruption by the EDC, or acts of terrorism, civil insurrection, war, or acts of God.

“Insolvency Event” means making an assignment or arrangement for the benefit of creditors, filing a petition, or authorizing or acquiescing in the commencement of a proceeding under Law for protection of creditors, or having a similar petition filed against it, or otherwise becoming insolvent or unable to pay debts as due.

“Interest Rate” means a rate of 1.5% per month, but the Interest Rate charged and collected will never exceed in the aggregate, taking into account all payments constituting interest under applicable Law, the maximum rate permitted by applicable Law.

“Law” means any law, statute, regulation, rule, protocol, exchange rule, decision, writ, order, decree or judgment, or any interpretation of any of them by any court, agency, or instrumentality having jurisdiction, including the RTO.

“Location(s)” means Customer’s facilities described in the Cover Page.

“Loss Factor Cost” is the charge for adjusting the Actual Consumption at each Location to account for the loss factors established by EDC and published in the EDC tariff, as adjusted from time to time by EDC. If the Loss Factor is no longer published in the EDC tariff, Customer and ABC SUPPLIER agree to substitute an alternative mechanism to determine the Loss Factor.

“MISO” means Midwest Independent Transmission Operator, Inc.

“Marginal Loss De-ration Factor” means the value by which Actual Consumption at each Location will be adjusted to account for system marginal losses in conjunction with the Loss Factor. The Marginal Loss De-ration Factor is computed hourly by the RTO for each zone. If the calculation of the Marginal Loss De-ration Factor is discontinued or is re-constituted by the RTO in such a manner as to render it unusable for the purposes intended by the Parties, Customer and ABC SUPPLIER agree to substitute an alternative mechanism that most closely reflects the Marginal Loss De-ration Factor as it was constituted at the time of execution of this Agreement.

“Network Integration Transmission Obligation” means for each Location, the demand obligation (kilowatt, “kW”) used by the RTO to determine ABC SUPPLIER’s daily transmission requirement. Any change made by the RTO to the demand obligation may become effective the first meter read following the change. If calculation of Network Integration Transmission Obligation is discontinued or re-constituted by the RTO in a manner as to render it unusable for the purposes intended by the Parties, Customer and ABC SUPPLIER agree to substitute an alternative demand obligation mechanism that most closely reflects the Network Integration Transmission Obligation as it was constituted at the time of execution of this Agreement.

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“Network Integration Transmission Service (NITS) Rate” means for each Location, the rate set by the RTO to compensate the applicable EDC for services to allow an entity using transmission service to integrate, economically dispatch, and regulate its network resources to serve its network load in a manner comparable to that in which that EDC utilizes its transmission system to serve its native load customers, expressed in ($/kW-day). Any change made by the RTO to the NITS rate may become effective the first meter read following the change.

“NITS Cost” means for each Location an amount equal to the product of the Network Integration Transmission Service Rate and the Network Integration Transmission Obligation for each day of Actual Consumption.

“Op Reserve Charge” means, for each billing period, the daily sum of the hourly Adjusted Consumption multiplied by the Daily DA Op Reserve Rate. For purposes of calculating the Op Reserve Charge, all consumption is subject to any applicable adjustments for losses and taxes.

“Operating Day” means the 24-hour period of any day from hour ending 1 (one) to hour ending 0 (zero) as defined by the RTO.

“Party” and collectively, “Parties”, means ABC SUPPLIER and Customer.

“PJM” means PJM Interconnection, L.L.C

“Planning Year” is defined by PJM and MISO as June 1 through the following May 31.

“Public Utilities Tax” means Taxes imposed with respect to gross receipts from sale or use of Energy and utility service that vendors of Energy or utility service are required to pay under applicable state law.

"Renewable Compliance Cost" is the amount determined by calculating the product of Customer's kWh usage and the amount that ABC SUPPLIER incurs (calculated in cents per kWh) in connection with the obligations of the Customer and/or ABC SUPPLIER to comply with all renewable energy requirements imposed by any governmental body.

“RES” means Retail Electric Supplier.

“RTO” means Regional Transmission Organization, either PJM or MISO as applicable to the Locations.

“Switch” means an authorized change in Customer’s electricity supplier.

“Switch Date” means for each Location the date that all actions have been taken by the EDC and RTO (i) for ABC SUPPLIER to sell electricity to Customer and for Customer to receive same, or (ii) for another BESP to sell electricity to Customer and for Customer to receive same, as the context requires.

“Taxes” means all federal, state, and local taxes, fees, governmental charges, and assessments, presently or hereafter imposed on Customer as purchaser of Energy, on ABC SUPPLIER as seller of Energy, or on the Energy Transactions, including but not limited to state Public Utilities Taxes, state Electricity Taxes, state Distribution Taxes, Municipality taxes, State taxes, franchise taxes, municipal administrative fees on RESs; and generation, utility, regulatory, Btu, or electricity taxes and assessments, but excluding taxes imposed on net income.

“Termination Damages” means (i) where Customer is Non- Defaulting Party, the positive difference, if any, obtained by subtracting (a) the present value of this Agreement had it not been terminated, using the Benchmark Quantity applicable to the Locations for the remaining period of the Term (“Terminated Contract”) from (b) the present value of a replacement contract, using the Benchmark Quantity applicable to the Locations and market prices that are reasonably expected to be available in the market for the remaining period of the Term (“Replacement Contract”); and (ii) where ABC SUPPLIER is Non-Defaulting Party, the positive difference, if any, obtained by subtracting (a) the present value of a Replacement Contract from (b) the present value of the Terminated Agreement, in each case plus Non-Defaulting Party’s reasonable costs associated with the valuation of the replacement contract.

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“Unforced Capacity Cost” is the amount determined by calculating the product of the Capacity Auction Price multiplied by the Unforced Capacity Obligation (kW) for each day of Actual Consumption.

“Unforced Capacity Obligation” means, for each Location, the demand obligation (kW) used by the RTO to determine ABC SUPPLIER’s daily capacity requirement. Any change made by the RTO to the demand obligation may become effective the first meter read following the change. If calculation of Unforced Capacity Obligation is discontinued or re-constituted by the RTO in a manner as to render it unusable for the purposes intended by the Parties, Customer and ABC SUPPLIER agree to substitute an alternative demand obligation mechanism that most closely reflects the Unforced Capacity Obligation, respectively, as it was constituted at the time of execution of this Agreement.

“Zonal Locational Marginal Price” or “Zonal LMP” means the hourly integrated market clearing marginal price for energy for the Location’s EDC Zone, expressed in $/kWh as defined and published by the RTO for the real time market in PJM and MISO. If the calculation and publication of Zonal LMPs is discontinued or is re-constituted by RTO in such a manner as to render it unusable for the purposes intended by the Parties, Customer and ABC SUPPLIER agree to substitute an alternative mechanism that most closely reflects the Zonal LMP as it was constituted at the time of execution of this Agreement.

“Zonal Day Ahead Locational Marginal Price” or “Zonal DA LMP” means the hourly integrated market clearing marginal price for energy for the Location’s EDC Zone in $/kWh as defined and published by the RTO for the day ahead market in PJM and MISO. It is the Parties’ intent to use Zonal DA LMP to track the actual hourly market prices for Energy available to serve Locations located within a EDC Zone. If the calculation and publication of Zonal DA LMP is discontinued or is re-constituted by the RTO in such a manner as to render it unusable for the purposes intended by the parties, Customer and ABC SUPPLIER agree to substitute an alternative mechanism that most closely reflects the Zonal DA LMP as it was constituted at the time of execution of this Agreement.

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